Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION
Booz Allen Hamilton Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.    The name of the Corporation is Booz Allen Hamilton Holding Corporation.
2.    The Corporation was incorporated under the name Explorer Holding Corporation by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 12, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on July 30, 2008. A Certificate of Amendment, changing the name of the Corporation from Explorer Holding Corporation to Booz Allen Hamilton Holding Corporation, was filed with the Secretary of State on September 25, 2009. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 8, 2010.
3.    The Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Third Amended and Restated Certificate of Incorporation).
4.    The amendment and restatement of the Second Amended and Restated Certification of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation of the Corporation on the 13th day of August, 2014.
BOOZ ALLEN HAMILTON HOLDING
CORPORATION
By: /s/ Douglas S. Manya
Name: Douglas S. Manya
Title: Vice President, Deputy General Counsel
and Secretary

EXHIBIT A
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOOZ ALLEN HAMILTON HOLDING CORPORATION
FIRST. Name. The name of the Corporation is Booz Allen Hamilton Holding Corporation (the “Corporation”).

SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 700,000,000, consisting of:

(a) 600,000,000 shares of Class A Common Stock, par value $0.01 per share;
(b) 16,000,000 shares of Class B Non-Voting Common Stock, par value $0.01 per share;
(c) 5,000,000 shares of Class C Restricted Common Stock, par value $0.01 per share;
(d) [Reserved]
(e) 25,000,000 shares of Class E Special Voting Common Stock, par value $0.003 per share;
(f) 54,000,000 shares of Preferred Stock, par value $0.01 per share.

The stock described in subparagraphs (a), (b), (c) and (e) above is hereinafter sometimes referred to as the “Common Stock” and the stock described in subparagraph (f) above is hereinafter referred to as the “Preferred Stock”. Upon this Third Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), and in each case without any further action of the Corporation or any stockholder, (i) each share of Class B Non-Voting Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into an equal number of shares of Class A Common Stock of the Corporation, par value $0.01 per share and (ii) each share of Class C Restricted Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into an equal number of shares of Class A Common Stock of the Corporation, par value $0.01 per share.
FIFTH. Common Stock. The Common Stock shall have the following rights, powers and preferences:

(a) Voting Rights of Common Stock. Except as otherwise provided by ( i ) the General Corporation Law of the State of Delaware, or ( ii ) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Class A Common Stock, Class C Restricted Common Stock and Class E Special Voting Common Stock (collectively, the “Voting Common Stock”). Except as otherwise provided by the General Corporation Law of the State of Delaware, the holders of the Voting Common Stock, as such, shall vote together as a single class. Except as required by the General Corporation Law of the State of Delaware, the holders of Class B Non-Voting Common Stock will have no voting rights of any nature whatsoever.

(b) Dividend and Liquidation Rights of Common Stock. Except as otherwise provided by (x) the General Corporation Law of the State of Delaware, or (y) Article Sixth or any resolution of the Board of Directors fixing the relative powers (including voting powers, if any), preferences and rights of any series of Preferred Stock, and the qualifications, limitations or restrictions thereof, (i) each share of Common Stock, other than the Class E Special Voting Common Stock, shall be entitled to participate equally in all dividends or other distributions declared on and payable with respect to the Common Stock, (ii) each share of Common Stock shall be entitled to share ratably, in proportion to its par value, until such time as there shall have been distributed an amount equal to each share’s par value, in the distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, and (iii) each share of Common Stock, other than the Class E Special Voting Common Stock, shall be entitled to share equally in the distribution of assets of the Corporation remaining after the distribution described in clause (ii) above in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation. Shares of the Class E Special Voting Common Stock shall have no rights to receive dividends or other distributions and shall receive, in connection with any distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of all or substantially all of the assets of the Corporation, solely the amount described in clause (ii) of the preceding sentence. Upon any merger, recapitalization or like transaction, each share of Common Stock, other than the Class E Special Voting Stock, shall receive either the same consideration as each other such share or, if the consideration received is common stock, consideration that differs only in such a manner as is necessary and appropriate to replicate the existing differences among such classes of Common Stock.

(c) Rights and Preferences of Class C Restricted Common Stock. In addition to the terms, rights, restrictions and qualifications set forth herein, each share of Class C Restricted Common Stock shall be subject to the following:
(i) Transfer Restrictions. Each share of Class C Restricted Common Stock shall be subject to the restrictions on transfer and ownership and the related terms and conditions thereof set forth in Section 8 of the Explorer Holding Corporation Officers’ Rollover Stock Plan (as such plan may be amended, modified or supplemented from time to time, the “Officers’ Rollover Stock Plan”) applicable to Class C Restricted Common Stock, provided , that this subsection (c)(i) of this Article Fifth shall not grant any rights to holders of Class C Restricted Common Stock under the Officers’ Rollover Stock Plan.
(ii) Repurchase Rights. Each share of Class C Restricted Common Stock shall be subject to the repurchase and conversion rights of the Corporation and the related terms and conditions thereof set forth in Section 5(c) and Section 10 of the Officers’ Rollover Stock Plan applicable to Class C Restricted Common Stock.
(iii) Vesting. Shares of Class C Restricted Common Stock shall vest as set forth in the Officers’ Rollover Stock Plan.
(iv) Officers’ Rollover Stock Plan. In addition to the terms, rights, restrictions and qualifications set forth herein, each share of Class C Restricted Common Stock shall be subject to the terms, rights, restrictions and qualifications set forth in the Officers’ Rollover Stock Plan applicable to Class C Restricted Common Stock, provided, that this subsection (c)(iv) of this Article Fifth shall not grant any rights to holders of Class C Restricted Common Stock under the Stockholders Agreement.

(d) [Reserved]

(e) Rights and Preferences of Class E Special Voting Common Stock. In addition to the terms, rights, restrictions and qualifications set forth herein, each share of Class E Special Voting Common Stock shall be subject to the following:
(i) Transfer Restrictions. Each share of Class E Special Voting Common Stock shall be subject to the restrictions on transfer and ownership and the related terms and conditions thereof set forth in Section 8 of the Officers’ Rollover Stock Plan applicable to Class E Special Voting Common Stock, provided, that this subsection (e)(i) of this Article Fifth shall not grant any rights to holders of Class E Special Voting Common Stock under the Officers’ Rollover Stock Plan.
(ii) Repurchase Rights. Each share of Class E Special Voting Common Stock shall be subject to the obligation to sell and the repurchase rights of the Corporation and the related terms and conditions thereof set forth in Section 6 and Section 10 of the Officers’ Rollover Stock Plan applicable to Class E Special Voting Common Stock.
(iii) Officers’ Rollover Stock Plan. In addition to the terms, rights, restrictions and qualifications set forth herein, each share of Class E Special Voting Common Stock shall be subject to the terms, rights, restrictions and qualifications set forth in the Officers’ Rollover Stock Plan applicable to Class E Special Voting Common Stock, provided, that this subsection (e)(iii) of this Article Fifth shall not grant any rights to holders of Class E Special Voting Common Stock under the Stockholders Agreement.
(f) Conversion into Class A Common Stock upon Transfer. In the event of any sale of Common Stock that, but for this subparagraph (f), would be shares of Class B Non-Voting Common Stock or Class C Restricted Common Stock, as the case may be, pursuant to (i) the exercise of Bring-Along Rights by the Carlyle Stockholders pursuant to Section 4 of the Amended and Restated Stockholders Agreement of Booz Allen Hamilton Holding Corporation, dated as of November 8, 2010 (as such agreement may be amended, modified or supplemented from time to time, the “Stockholders Agreement”), (ii) following the day that is one hundred eighty (180) days (or such shorter or longer period as determined by the managing underwriters to be appropriate in order to avoid a material adverse impact on marketability or price) after the consummation of the first underwritten initial public offering of common stock by the Corporation, or (iii) the exercise of registration rights pursuant to Section 6 of the Stockholders Agreement, such shares of Class B Non-Voting Common Stock or Class C Restricted Common Stock, as the case may be, shall, effective upon the consummation of such sale, be converted into shares of Class A Common Stock, provided , that clause (ii) of this subsection (f) shall not apply to shares of Class C Restricted Common Stock that have not vested at the time of the consummation of such sale.

SIXTH. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of a series of Preferred Stock, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the voting powers (full, limited or no voting powers) and the designations, preferences and relative participating, optional or other special rights of that series, and the qualifications limitations or restrictions thereof, including, without limitation any dividend rights and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Stock by fixing or altering in any one or more respects from time to time before issuing the shares any terms, rights, restrictions and qualifications of the shares.

SEVENTH. Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of the stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Third Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the filing of this Third Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal a possible. No decrease in the number of directors shall shorten the term of any incumbent director.
(b) Subject to any special rights of any holders of any class or series of Preferred Stock to elect directors, the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board of Directors.
(c) Subject to this Article Seventh, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors, as the case may be, at the time when the election is held and need not be by written ballot.
(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, (i) until the first date (such date, the “Effective Date”) that a “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) no longer beneficially owns more than 50.0% of the outstanding shares of Voting Common Stock, a director may be removed at any time, either for or without cause, upon affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors and (ii) from and after the Effective Date, a director may be removed from office only for cause and only by the affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors or class of directors.
(e) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled solely by a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided bylaw, by this Third Amended and Restated Certificate of Incorporation or by the Bylaws of the Corporation) shall be vested in and exercised by the Board of Directors.
(g) The Board of Directors shall have the power without the consent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that this Third Amended and Restated Certificate of Incorporation otherwise provide.
(h) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article Seventh shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the

State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after the filing of this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
(i) The Corporation shall, through its Bylaws or otherwise, indemnify to the fullest extent permitted under the General Corporation Law of the State of Delaware, as it now exists or as amended from time to time, any person who is or was a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
EIGHTH. Stockholder Action by Written Consent. From and after the Effective Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

NINTH. Special Meetings. A special meeting of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office, and any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

TENTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware and except as may be otherwise expressly agreed in writing by the Corporation and Explorer Coinvest LLC, a Delaware limited liability company (“Explorer Coinvest”), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to Explorer Coinvest or any of its respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Tenth. Neither the alteration, amendment or repeal of this Article Tenth nor the adoption of any provision of this Third Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth shall eliminate or reduce the effect of this Article Tenth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

ELEVENTH. Section 203 of the General Corporation Law . The Corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, “Business Combinations With Interested Stockholders” (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date that Explorer Coinvest and its affiliates no longer beneficially own at least 20% of the outstanding shares of Voting Common Stock. From and after such date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

TWELFTH. Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Third Amended and Restated Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

THIRTEENTH. Amendment. The Corporation reserves the right to amend, alter or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided , however, that any amendment, alteration or repeal of Article Seventh, Section (h) shall not adversely affect any right or protection existing under this Third Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director or officer thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.